FS Investment Corporation II 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation II Declares
Two Regular Cash Distributions to be Paid in October

PHILADELPHIA, PA, October 1, 2012 – On September 27, 2012, the board of directors (the “Board”) of FS Investment Corporation II (“FSIC II”) declared two regular semi-monthly cash distributions of $0.030359 per share each (an annualized rate of 7.25% based on FSIC II’s current $10.05 per share public offering price), which will be paid in October.

Both of the regular semi-monthly cash distributions of $0.030359 per share will be paid on October 31, 2012, the first to stockholders of record on October 15, 2012 and the second to stockholders of record on October 30, 2012.

About FS Investment Corporation II

FSIC II is a publicly registered, non-traded business development company and is the third investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”). FSIC II focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC II is managed by FSIC II Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with approximately $50.5 billion in assets under management as of June 30, 2012, is the credit platform of The Blackstone Group L.P. For more information, please visit www.fsinvestmentcorpII.com.

About Franklin Square Capital Partners

Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square is committed to best practices and transparency, including a commitment to not fund distributions with offering proceeds or borrowings, mark-to-market pricing and a significant sponsor investment in its products. Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC. For more information, please visit www.franklinsquare.com.

Certain Information About Distributions

The determination of the tax attributes of FSIC II’s distributions is made annually as of the end of FSIC II’s fiscal year based upon its taxable income and distributions paid, in each case, for the full year.  Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year.  FSIC II intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income.  The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on a Form 1099-DIV.

The payment of future distributions on FSIC II’s shares of common stock is subject to the discretion of the Board and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FSIC II. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC II makes with the Securities and Exchange Commission. FSIC II undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.